                                                                   EXHIBIT 23.02

     We hereby consent to the inclusion of our opinion letter, dated October 2, 1998, to the Board of Directors of Vanguard Cellular Systems, Inc. as Appendix C to the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4, and the references to our firm in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          /s/ WASSERSTEIN PERELLA & CO., INC.
                                          Wasserstein Perella & Co., Inc.

New York, New York
March 26, 1999